Dear Shareholders and Members of the Investment Community,

     This is to provide you with an update on the progress that we are making at NUWAVE.

     We have always considered our video enhancement technology to be a breakout technology and I believe this year we are going to see important results that will ultimately lead to high consumer demand. Our ultimate goal is that our technology will become part of consumers' daily lives because it will be in products they use every day. NUWAVE is positioned to grow in the huge consumer electronics market, where there are over 125 million products imported to the United States annually in the consumer video category. Potentially we can have our "NUWAVE Enabled" chip in every one of those products. So that represents quite a huge opportunity.

     Think of NUWAVE as being very much like Dolby noise reduction. What Dolby is in audio, we hope NUWAVE will become in video. It took Ray Dolby several years to gain general acceptance of the Dolby technology. Like it was for Dolby, ours is an uphill battle because what we're introducing is revolutionary and will require additional funding for implementation and fulfillment of potential orders. People are always reluctant to start something new. Nobody wants to be first. Once we crack the ice I believe we'll see the breakout. I'm confidant that this technology will be successful and that we will be able to grow our company into a comprehensive technology developer, manufacturer and sales and distribution organization.

     These technologies have been completed, refined, patented and now the company is marketing them to the major OEMs on a worldwide basis. Since the applications are principally for the consumer electronics industry, the potential customers we're approaching are the very large household names you would recognize such as Sony, Sharp, Sanyo, Toshiba and others of that nature.

     In addition to that, we have the newly completed video gaming enhancement accessory product line n for users of Sony's PlayStations(R) I & II, Nintendo's Cube(R) and Microsoft's X Box(R), representing an opportunity for NUWAVE to share in a piece of this $15 billion to $20 billion business. Our technology would apply to those who already own one of these games or someone who is purchasing a new one. It can either be sold as an accessory incorporated into the cable with those products (and by the way every one of those products needs the cable) or it can be included in the actual console itself on the video board. So televisions, VCRs, DVDs, camcorders and cable boxes collectively present us with a market opportunity that is huge. If we just get a small share of this huge market, the company will be very successful.

     We're also pursuing the security and surveillance market, where a combination of our chips and filters can significantly enhance surveillance video images. In this day and age surveillance is very important. We've previously reported that we shipped one of our custom-made products to a U.S. federal agency that has installed the device in their New York City offices. This was one of our first chip orders sold for the security and surveillance market.

     We are currently working to form a partnership in which NUWAVE will be the technology developer and our partner will be our sales and distribution arm. We are in early stage discussion with companies that are already in the business and already have distribution channels and customers in place and can provide warehousing and shipping as well as a manufacturing capability. NUWAVE can then develop technology that can be manufactured and distributed within the same organization, but with each partner using its own expertise. This will be the quickest path to NUWAVE being successful and getting our products to consumers. It would also enable us to raise more capital.

     This is an exciting strategy for us. From the discussions now ongoing, we hope to implement this. It would be a coup because we would then have a multifaceted technological, manufacturing and sales and marketing organization that could bring product to market.

     The purpose of doing this is to create an entity whose combined efforts will produce a very positive financial result. NUWAVE at present does not have the financial resources to get this done by itself.

     We have engaged Hawk Associates; an investor relations firm that specializes in branding small companies with Wall Street and helping them get their stories out. Hawk has created an investor profile on our company, which can be found at their website, www.hawkassociates.com.

     This profile will be constantly updated for investors as new developments are announced. If you would like to be placed on NUWAVE's email alert list, please email your request to info@hawkassociates.com or call Frank Hawkins or Julie Marshall at (305) 852-2383.

     We are optimistic because our technology is now complete and is so inexpensive that a manufacturer can include it without adversely affecting their retail price point. This means video products that are "NUWAVE Enabled" can be sold at close to current price points and still provide us with an excellent margin. Those manufacturers will then be able to better distinguish themselves from the competition because of our video enhancement, which should make it a no-brainer when consumers have to select a video product. When you look at a wall of televisions in an electronics store, your eye will instantly be attracted to the "NUWAVE Enabled" video screen. We strongly believe that is the one consumers will pick.

     I look forward to providing you with further updates in the near future. Thank you for your support.

                                            Jerry Zarin

                                            CEO

Certain matters discussed in this letter to shareholders are forward-looking statements that involve a number of risks and uncertainties including, but not limited to, significant fluctuations and unpredictability of operating results, risks in product and technology development and rapid technological change, dependence on a single product line, extent of demand for the Company's product (no orders are currently outstanding), impact of competitive products and pricing, market acceptance, lengthy sales cycle, changing economic conditions, risks of joint development projects, reliance on distributor to market our products effectively, dependence on key personnel, difficulties in managing growth, risks relating to sales and distribution, risks associated with international sales, risks of product defects, dependence on company proprietary technology and the Company's need for additional capital to effectively implement its plans. For a more detailed discussion of these and other risk factors, see the Company's Form 10-KSB and SB-2 as filed with the United States Securities and Exchange Commission.